Exhibit 99.1

       Astoria Financial Corporation Announces First Quarter EPS of $0.71

           Quarterly Cash Dividend of $0.25 Per Common Share Declared


    LAKE SUCCESS, N.Y., April 22 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $53.4 million, or $0.71 diluted earnings per common share, for the quarter ended March 31, 2004, compared to net income of $56.4 million, or $0.69 diluted earnings per common share, for the 2003 first quarter. For the 2004 first quarter, returns on average equity, average tangible equity and average assets were 15.05%, 17.31% and 0.95%, respectively, compared to 14.58%, 16.56% and 1.01%, respectively, for the comparable 2003 period.

    First Quarter 2004 Highlights:
     * Diluted EPS:  $0.71, increased $0.08, or 13%, from linked quarter
     * Net interest margin: 2.14%, increased 40 basis points, or 23%, from linked quarter
     * Return on average assets:  0.95 %, up 13%  from linked quarter
     * Return on average equity: 15.05 %, up 11% from linked quarter
     * Return on average tangible equity: 17.31%, up 11% from linked quarter
     * Total deposits increased $322.1 million, or 12% annualized
     * Multifamily/Commercial Real Estate ("CRE") loan portfolios increased $99.1 million, or 13% annualized, and represent 25% of total loans
     * Non-performing assets to total assets declined to 0.12%
     * Repurchased 1.0 million common shares


    Commenting on the first quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, "The expansion of the net interest margin year over year, and, in particular, the forty basis point improvement from the previous quarter, reflects reduced premium amortization expense and significantly lower borrowing costs during the quarter."


    Board Declares Quarterly Cash Dividend of $0.25 Per Share

    The Board of Directors of the Company, at their April 21, 2004 meeting, declared a quarterly cash dividend of $0.25 per common share. The dividend is payable on June 1, 2004 to shareholders of record as of May 17, 2004. This is the thirty-sixth consecutive quarterly cash dividend declared by the Company.


    Ninth Stock Repurchase Program Continues

    During the first quarter, Astoria repurchased 1.0 million shares of its common stock at an average cost of $39.03 per share. To date, under the ninth program that commenced November 2002, Astoria has repurchased 8.5 million shares of the 10 million shares authorized.


    First Quarter 2004 Earnings Summary - Net Interest Margin Improvement

    Net interest income for the quarter ended March 31, 2004 totaled $114.5 million, an increase of 21% from $94.6 million in the 2003 fourth quarter and 5% from $109.0 million a year ago.

    Astoria's net interest margin for the quarter ended March 31, 2004 increased forty basis points, on a linked quarter basis, to 2.14%, and five basis points from a year ago. The increases in the net interest margin were due to a decline in the cost of liabilities as higher cost borrowings were repriced at lower rates and a decline in premium amortization due to reduced refinance activity. With mortgage refinancing activity dramatically subsiding and lower MBS repayments in the 2004 first quarter, the net premium amortization on mortgage loans and MBS declined 67% to $8.3 million for the 2004 first quarter from $25.0 million for the year ago first quarter. Importantly, MBS net premium amortization declined 79% from the year ago first quarter to just $2.9 million in the 2004 first quarter. Linked quarter declines were also significant; for details on net premium amortization expense, please see the following chart:


            MBS and Mortgage Loan Net Premium Amortization Trends

                                              Year Over Year   Linked Quarter
    (Dollars in millions)  1Q03   4Q03  1Q04  $Change %Change  $Change %Change
     MBS                  $13.7  $12.7  $2.9  $ (10.8) (79%)   $(9.8)   (77%)
     Mortgage Loans       $11.3   $6.7  $5.4    $(5.9) (52%)   $(1.3)   (19%)
     Total                $25.0  $19.4  $8.3   $(16.7) (67%)  $(11.1)   (57%)


    The decline in the cost of liabilities was due primarily to the 2004 first quarter maturity of $2.8 billion of medium-term borrowings, with a weighted average rate of 4.97%, of which $2.4 billion were extended for a weighted average term of 3.3 years with a weighted average rate of 2.71%, $245 million were repaid and the remainder were refinanced with short-term borrowings. Over the past fifteen months $4.5 billion of medium-term borrowings, with a weighted average rate of 5.37%, matured and $4.1 billion of those borrowings were extended for a weighted average term of 3.2 years with a weighted average rate of 2.64%, providing protection against future interest rate increases.

    Also impacting the margin, multifamily and CRE prepayment penalty income declined 46% on a linked quarter basis to $2.5 million due to reduced refinance activity. The table below highlights the trend in multifamily/CRE prepayment penalty income over the past nine quarters:


              Multifamily and CRE Loan Prepayment Penalty Income

    (Dollars in millions) 1Q02  2Q02  3Q02  4Q02  1Q03  2Q03  3Q03  4Q03  1Q04
                          $0.9  $0.9  $1.4  $1.7  $2.1  $3.5  $5.8  $4.6  $2.5


    Non-interest income for the quarter ended March 31, 2004 totaled
$22.1 million compared to $25.9 million for the comparable 2003 quarter. The decrease is primarily due to a $1.5 million decrease in mortgage banking income, net, as described below, and a $1.1 million decrease in customer service fees, from $14.8 million for the 2003 first quarter to $13.7 million for the 2004 first quarter, primarily due to a decrease in debit card interchange fees caused by a reduction in the fee structure on signature-based debit card transactions.

    The components of mortgage banking income, net, which is included in non-interest income, are detailed below:


    (Dollars in millions)                  1Q04         1Q03
     Loan servicing fees                   $1.5         $2.3
     Amortization of MSR*                  (2.0)        (3.8)
     MSR* valuation adjustments            (1.3)        (0.9)
     Net gain on sale of loans              0.7          2.8
     Mortgage banking income, net         $(1.1)        $0.4

    *Mortgage servicing rights ("MSR")


    Net gain on sales of securities totaled $2.4 million for the 2004 first quarter compared to $2.1 million for the year ago first quarter. The gains were recognized during the quarter to offset anticipated mortgage servicing valuation adjustments calculated at quarter end totaling $1.3 million and $0.9 million, respectively.

    General and administrative expense ("G&A") for the quarter ended
March 31, 2004 totaled $57.0 million compared to $52.0 million for the comparable 2003 period. The increase is primarily due to increased compensation and benefit expense and occupancy, equipment and systems expense, due to, among other things, facilities and systems enhancements over the past year.


    Balance Sheet Summary

    Key balance sheet highlights, including the cumulative effect of the Company's balance sheet repositioning since December 31, 1999, follow:


     (Dollars in millions)   12/31/99  12/31/00  12/31/01  12/31/02
     Assets                   $22,700   $22,341   $22,672   $21,702
     Loans                    $10,286   $11,422   $12,167   $12,059
     MBS                       $9,287    $7,875    $7,074    $7,380
     Deposits                  $9,555   $10,072   $10,904   $11,067
     Core Deposits (1)         $4,625    $4,922    $5,743    $5,914
     Checking                    $878    $1,005    $1,200    $1,383
     Borrowings               $11,528   $10,324    $9,826    $8,825

                                                           Change
  (Dollars in millions)       12/31/03     3/31/04   12/31/99 - 3/31/04
    Assets                     $22,462     $22,651            --
    Loans                      $12,687     $12,737         +  24%
    MBS                         $8,244      $8,169         -  12%
    Deposits                   $11,187     $11,509         +  20%
    Core Deposits (1)           $5,685      $5,628         +  22%
    Checking                    $1,493      $1,505         +  71%
    Borrowings                  $9,632      $9,395         -  19%

    (1) Excludes time deposits



    Mortgage loan originations and purchases for the quarter ended
March 31, 2004 totaled $867.3 million compared to $1.5 billion for the 2003 first quarter. Included in the first quarter 2004 mortgage loan production were one-to-four family loans totaling $617.3 million, predominantly 3/1 and 5/1 adjustable rate loans. The decrease in loan production was due to reduced mortgage loan refinance activity in the 2004 first quarter. Mortgage loan prepayments for the quarter ended March 31, 2004 totaled $648.2 million compared to $1.3 billion for the 2003 first quarter.

    For the quarter ended March 31, 2004, multifamily and CRE loan originations increased to $240.0 million compared to $235.3 million a year ago. The multifamily and CRE loan portfolios grew during the first quarter at an annualized rate of 13% to $3.2 billion, or 25% of total loans at March 31, 2004. The average loan-to-value ratio of the multifamily and CRE loan portfolio continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million. Commenting on the multifamily and CRE loan volume, Mr. Engelke noted, "During the first quarter, we witnessed irrational pricing of multifamily loan products by several local competitors which resulted in lower than anticipated loan production. We will continue to remain focused on producing quality multifamily and CRE loans but will maintain our rational pricing discipline."

    The Company's strong multifamily and CRE lending capabilities are reflected in the growth of these portfolios since 1999:


    (Dollars in millions)  12/31/99  12/31/00  12/31/01  12/31/02
    Multifamily/CRE
      Loans                 $1,014    $1,282   $1,693     $2,345
    % of Total Loans            10%       11%      14%        20%


                                                      Change
    (Dollars in millions)  12/31/03   3/31/04    12/31/99 - 3/31/04
    Multifamily/CRE
      Loans                 $3,111    $3,210            +217%
    % of Total Loans            25%       25%           +150%



    At March 31, 2004, non-performing loans declined to $24.6 million, or 0.11%, of total assets from from $39.0 million, or 0.17% of total assets a year ago, and from $29.7 million, or 0.13% of total assets, at December 31, 2003. Net charge-offs for the 2004 first quarter totaled just $155,000, or an annualized rate of less than one basis point of the average total loans outstanding. The ratio of the allowance for loan losses to non-performing loans at March 31, 2004 increased to 337%.

    Mortgage-backed securities ("MBS") totaled $8.2 billion at March 31, 2004, a decrease of $648.1 million from the year ago quarter end. Of the total, $2.5 billion, equal to 11% of assets, were categorized as available-for-sale. A detailed profile of the premium/discount associated with our fixed rate CMO/REMIC MBS portfolio at March 31, 2004 follows:


                                    Unamortized
                                      Premium/             Collateral Weighted
    (Dollars in millions) Book Value (Discount) MBS Coupon   Coupon   Avg Life
     Premium CMO/
       REMIC MBS          $2,274       $ 22.7      5.01%      6.06%   2.0 yrs
    Discount/Par CMO/
      REMIC MBS           $5,725       $(18.0)     4.14%      5.85%   2.8 yrs
        Total             $7,999         $4.7      4.39%      5.91%   2.5 yrs


    Deposits for the quarter ended March 31, 2004 increased $322.1 million, or 12% on an annualized basis, to $11.5 billion from $11.2 billion at December 31, 2003. The increase in deposits was primarily due to an increase of $378.8 million in CD accounts to $5.9 billion from $5.5 billion at December 31, 2003. This increase reflects the success of a marketing campaign in the first quarter focused on attracting long-term deposits to enable us to reduce borrowings. Specifically, $1.2 billion of CDs, with an average rate of 2.33% and an average original maturity of 14 months matured and $1.5 billion of CDs were issued or repriced at an average rate of 2.51% and an average maturity of 22 months. "We expect to continue our strategy of lengthening the maturity of our CD deposits in the current interest rate environment," Mr. Engelke noted.

    Checking account balances totaled $1.5 billion, or 27% of core deposits at
March 31, 2004.   Additionally, our small business banking initiatives
continue to result in solid growth in our business deposits which, at March 31, 2004, totaled $253.2 million, up 27% on an annualized basis.

    Borrowings declined $237.2 million from the previous quarter and totaled $9.4 billion at March 31, 2004.

    Stockholders' equity was $1.4 billion, or 6.36% of total assets at March
31, 2004.   Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 7.19%, 7.19% and 14.98%, respectively, at March 31, 2004.


    Future Outlook

    Commenting on the outlook for 2004, Mr. Engelke stated, "We are well positioned to continue to project solid growth in earnings and related returns as a result of the actions taken in 2003 and the first quarter of 2004 to significantly reduce the cost of our liabilities and lengthen the terms of both borrowings and CDs. In addition, with significantly reduced refinance activity and a projected continuation of a relatively steep Treasury yield curve, even in a slightly higher interest rate environment we anticipate solid growth in both our loan portfolio and deposits."


    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.7 billion, is the third largest thrift institution headquartered in New York and sixth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in nineteen states, primarily the East Coast, and through correspondent relationships in forty-four states.


    Forward Looking Statements

    This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.


    Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.


    Earnings Conference Call April 23, 2004 at 9:30 a.m. (ET)

    The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Friday morning, April 23 at 9:30 a.m. (ET). The toll-free dial-in number is (800) 967-7140. A replay will be available on April 23, 2004 from 1:00 p.m. (ET) through April 30, 2004, 11:59 p.m. (ET).
The replay number is (888) 203-1112, passcode: 745977. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.



    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
    (In Thousands, Except Share Data)
                                                    At                At
                                                 March 31,        December 31,
                                                   2004              2003
    ASSETS
    Cash and due from banks                       $126,028          $173,828
    Federal funds sold and repurchase
     agreements                                    404,250            65,926
    Mortgage-backed securities
     available-for-sale                          2,507,378         2,498,315
    Other securities available-for-sale            141,454           156,677
    Mortgage-backed securities held-to-maturity
      (fair value of $5,739,944 and
       $5,761,666, respectively)                 5,661,134         5,745,706
    Other securities held-to-maturity
     (fair value of $44,159
      and $47,451, respectively)                    43,358            47,021
    Federal Home Loan Bank of New York
     stock, at cost                                168,700           213,450
    Loans held-for-sale, net                        31,142            23,023
    Loans receivable:
      Mortgage loans, net                       12,281,479        12,248,772
      Consumer and other loans, net                455,467           438,215
                                                12,736,946        12,686,987
      Allowance for loan losses                    (82,966)          (83,121)
      Total loans receivable, net               12,653,980        12,603,866
    Mortgage servicing rights, net                  15,327            17,952
    Accrued interest receivable                     78,344            77,956
    Premises and equipment, net                    158,844           160,089
    Goodwill                                       185,151           185,151
    Bank owned life insurance                      370,510           370,310
    Other assets                                   105,062           122,324

    TOTAL ASSETS                               $22,650,662       $22,461,594

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities:
      Deposits                                 $11,508,680       $11,186,594
      Reverse repurchase agreements              7,085,000         7,235,000
      Federal Home Loan Bank of New York
       advances                                  1,829,000         1,924,000
      Other borrowings, net                        480,797           473,037
      Mortgage escrow funds                        148,992           108,635
      Accrued expenses and other liabilities       156,502           137,797

    TOTAL LIABILITIES                           21,208,971        21,065,063

    Stockholders' equity:
      Preferred stock, $1.00 par value;
       5,000,000 shares authorized:
        Series A (1,225,000 shares
         authorized and - 0 - shares issued
         and outstanding)                                -                 -
        Series B (2,000,000 shares
         authorized and - 0 - shares issued
         and outstanding)                                -                 -
      Common stock, $.01 par value;
       (200,000,000  shares authorized;
        110,996,592 shares issued; and
         78,231,048 and 78,670,254 shares
        outstanding, respectively)                   1,110             1,110
      Additional paid-in capital                   804,822           798,583
      Retained earnings                          1,512,563         1,481,546
      Treasury stock (32,765,544 and
       32,326,338 shares, at cost,
       respectively)                              (837,169)         (811,993)
      Accumulated other comprehensive loss         (13,830)          (46,489)
      Unallocated common stock held by ESOP
        (4,695,440 and 4,760,054 shares,
         respectively)                             (25,805)          (26,226)

    TOTAL STOCKHOLDERS' EQUITY                   1,441,691         1,396,531

    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY                                    $22,650,662       $22,461,594


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF INCOME
    (In Thousands, Except Share Data)

                                                 For the Three Months Ended
                                                           March 31,
                                                    2004             2003
    Interest income:
       Mortgage loans:
          One-to-four family                      $111,350         $126,929
          Multi-family, commercial real
           estate and construction                  53,631           46,216
       Consumer and other loans                      4,890            4,772
       Mortgage-backed securities                   86,873           94,048
       Other securities                              4,196            9,849
       Federal funds sold and repurchase
        agreements                                     154              752
    Total interest income                          261,094          282,566
    Interest expense:
       Deposits                                     54,230           58,241
       Borrowed funds                               92,351          115,317
    Total interest expense                         146,581          173,558

    Net interest income                            114,513          109,008
    Provision for loan losses                            -                -
    Net interest income after provision
     for loan losses                               114,513          109,008
    Non-interest income:
       Customer service fees                        13,749           14,833
       Other loan fees                               1,262            1,826
       Net gain on sales of securities               2,372            2,136
       Mortgage banking income, net                 (1,118)             436
       Income from bank owned life insurance         4,450            5,199
       Other                                         1,424            1,465
    Total non-interest income                       22,139           25,895
    Non-interest expense:
       General and administrative:
          Compensation and benefits                 31,464           28,764
          Occupancy, equipment and systems          16,717           14,615
          Federal deposit insurance premiums           449              492
          Advertising                                1,709            1,498
          Other                                      6,704            6,597
    Total non-interest expense                      57,043           51,966

    Income before income tax expense                79,609           82,937
    Income tax expense                              26,196           26,540

    Net income                                      53,413           56,397

    Preferred dividends declared                         -           (1,500)

    Net income available to common shareholders    $53,413          $54,897

    Basic earnings per common share                  $0.72            $0.69

    Diluted earnings per common share                $0.71            $0.69

    Basic weighted average common shares        73,916,449       79,041,158
    Diluted weighted average common and
     common equivalent shares                   75,343,051       79,781,388


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                     At or For the
                                                   Three Months Ended
                                                       March 31,
                                                  2004            2003
    Selected Returns and Financial Ratios
     (annualized)
      Return on average stockholders' equity     15.05 %         14.58 %
      Return on average tangible
       stockholders' equity (1)                  17.31           16.56
      Return on average assets                    0.95            1.01
      General and administrative expense
       to average assets                          1.02            0.93
      Efficiency ratio (2)                       41.74           38.52
      Net interest rate spread (3)                2.05            2.02
      Net interest margin (4)                     2.14            2.09

    Asset Quality Data (dollars in thousands)
      Non-performing loans/total loans            0.19 %          0.33 %
      Non-performing loans/total assets           0.11            0.17
      Non-performing assets/total assets          0.12            0.18
      Allowance for loan losses/non-
       performing loans                         337.27          213.73
      Allowance for loan losses/non-
       accrual loans                            342.79          218.64
      Allowance for loan losses/total loans       0.65            0.70
      Net charge-offs to average loans
       outstanding (annualized)                   0.00            0.00

      Non-performing assets                    $26,470         $39,980
      Non-performing loans                      24,599          39,047
      Loans 90 days past maturity but
       still accruing interest                     396             878
      Non-accrual loans                         24,203          38,169
      Net charge-offs                              155              92

    Capital Ratios (Astoria Federal)
      Tangible                                    7.19 %          7.25 %
      Core                                        7.19            7.25
      Risk-based                                 14.98           15.71

    Other Data
      Cash dividends paid per common share       $0.25           $0.20
      Dividend payout ratio                      35.21 %         28.99 %
      Stockholders' equity (in thousands)   $1,441,691      $1,544,596
      Common stockholders' equity
       (in thousands)                        1,441,691       1,494,596
      Book value per common share (5)            19.61           19.18
      Tangible book value
       per common share (6)                      17.09           16.80
      Average equity/average assets               6.33 %          6.93 %
      Mortgage loans serviced for others
       (in thousands)                       $1,821,561      $2,479,592
      Full time equivalent employees             1,951           1,975

      (1) Average tangible stockholders' equity represents average stockholders' equity less average goodwill.
      (2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
      (3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
      (4) Net interest margin represents net interest income divided by average interest-earning assets.
      (5) Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
      (6) Tangible book value per common share represents common stockholders' equity less goodwill divided by outstanding common shares, excluding unallocated ESOP shares.


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    AVERAGE BALANCE SHEETS
    (Dollars in Thousands)
                                          For the Three Months Ended March 31,
                                                            2004
                                                                    Average
                                            Average                  Yield/
                                             Balance      Interest    Cost
                                                                  (Annualized)
       Assets:
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family            $9,041,043    $111,350    4.93 %
               Multi-family, commercial
                real estate and construction  3,253,227      53,631    6.59
            Consumer and other loans (1)        450,098       4,890    4.35
            Total loans                      12,744,368     169,871    5.33
            Mortgage-backed securities (2)    8,158,911      86,873    4.26
            Other securities (2) (3)            433,921       4,196    3.87
            Federal funds sold and
               repurchase agreements             64,895         154    0.95
         Total interest-earning assets       21,402,095     261,094    4.88
         Goodwill                               185,151
         Other non-interest-earning assets      854,561
       Total assets                         $22,441,807

       Liabilities and stockholders' equity:
         Interest-bearing liabilities:
            Savings                          $2,960,199       2,945    0.40
            Money market                      1,188,176       1,608    0.54
            NOW and demand deposit            1,466,733         221    0.06
            Certificates of deposit           5,644,019      49,456    3.51
            Total deposits                   11,259,127      54,230    1.93
            Borrowed funds                    9,472,213      92,351    3.90
         Total interest-bearing liabilities  20,731,340     146,581    2.83
         Non-interest-bearing liabilities       290,865
       Total liabilities                     21,022,205
       Stockholders' equity                   1,419,602
       Total liabilities and
        stockholders' equity                $22,441,807

       Net interest income/net interest
         rate spread                                       $114,513    2.05 %
       Net interest-earning assets/net
         interest margin                       $670,755                2.14 %
      Ratio of interest-earning assets
       to interest-bearing liabilities             1.03x


                                          For the Three Months Ended March 31,
                                                          2003
                                                                  Average
                                            Average               Yield/
                                            Balance     Interest   Cost
                                                               (Annualized)
       Assets:
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family           $9,073,408   $126,929   5.60 %
               Multi-family, commercial
                real estate and construction 2,438,692     46,216   7.58
            Consumer and other loans (1)       390,502      4,772   4.89
            Total loans                     11,902,602    177,917   5.98
            Mortgage-backed securities (2)   8,137,721     94,048   4.62
            Other securities (2) (3)           613,094      9,849   6.43
            Federal funds sold and
               repurchase agreements           254,406        752   1.18
         Total interest-earning assets      20,907,823    282,566   5.41
         Goodwill                              185,151
         Other non-interest-earning assets   1,227,555
       Total assets                        $22,320,529

       Liabilities and stockholders' equity:
         Interest-bearing liabilities:
            Savings                         $2,836,124      3,489   0.49
            Money market                     1,570,874      3,476   0.89
            NOW and demand deposit           1,385,620        490   0.14
            Certificates of deposit          5,331,200     50,786   3.81
            Total deposits                  11,123,818     58,241   2.09
            Borrowed funds                   9,363,466    115,317   4.93
         Total interest-bearing
          liabilities                       20,487,284    173,558   3.39
         Non-interest-bearing liabilities      286,177
       Total liabilities                    20,773,461
       Stockholders' equity                  1,547,068
       Total liabilities and
        stockholders' equity               $22,320,529

       Net interest income/net interest
         rate spread                                     $109,008   2.02 %
       Net interest-earning assets/net
         interest margin                      $420,539              2.09 %
      Ratio of interest-earning assets
       to interest-bearing liabilities            1.02x

     (1) Mortgage and consumer and other loans include non-performing loans and exclude the allowance for loan losses.
     (2) Securities available-for-sale are reported at average amortized cost.
     (3) Other securities include Federal Home Loan Bank of New York stock.



SOURCE  Astoria Financial Corporation
    -0-                             04/22/2004
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com /
    /Company News On-Call:  http://www.prnewswire.com/comp/104529.html /
    /Web site:  http://www.ir.astoriafederal.com
                http://www.astoriafederal.com /
    (AF)

CO:  Astoria Financial Corporation
ST:  New York
IN:  FIN
SU:  ERN CCA